Exhibit (a)(1)(J)

AMENDED OFFER TO PURCHASE FOR CASH

All of the Outstanding Shares of Common Stock of

WILLIAM LYON HOMES

at $100.00 Net Per Share

by WILLIAM LYON

THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 21, 2006, UNLESS EXTENDED.

To Brokers, Dealers, and Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by William Lyon (the “Offeror”), Chairman of the Board and Chief Executive Officer of William Lyon Homes, a Delaware corporation (the “Company”), to act as Information Agent in connection with the Offeror’s amended offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of the Company not otherwise owned by the Offeror immediately prior to commencement of the tender offer, at $100.00 per Share, net to the tendering stockholder in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 17, 2006, as amended by amendments to the Schedule TO filed by the Offeror with the Securities and Exchange Commission (the “Offer to Purchase”), as further amended and supplemented by the Supplement dated April 10, 2006 (the “Supplement”) to the Offer to Purchase, the related original (blue) Letter of Transmittal and the related revised (purple) Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Amended Offer”), and which Supplement and revised (purple) Letter of Transmittal are enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed for your information and use are copies of the following documents:

1. The Supplement to the Offer to Purchase dated April 10, 2006;

2. The revised (purple) Letter of Transmittal, including a Certification of Taxpayer Identification Number on Substitute Form W-9, to be used by holders of Shares in accepting the Offer and tendering Shares;

3. A revised (orange) Notice of Guaranteed Delivery to be used to accept the Amended Offer if share certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, on a timely basis.

4. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Amended Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. A return envelope addressed to Computershare Trust Company of New York, the depositary for the Amended Offer (the “Depositary”).

We urge you to contact your clients as promptly as possible. Please note that the Amended Offer and rights of withdrawal expire at 12:00 Midnight, New York City time, on Friday, April 21, 2006, unless extended.

In all cases, payment for Shares accepted for payment pursuant to the Amended Offer will be made only after timely receipt by the Depositary of (i) Certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC), (ii) a properly completed and duly executed original (blue) Letter of Transmittal or revised (purple) Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other required documents.

The Offeror will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Amended Offer. However, the Offeror will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. The Offeror will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the original (blue) or revised (purple) Letter of Transmittal.

Any inquiries you may have with respect to the Amended Offer, as well as requests for additional copies of the enclosed material, should be addressed to us at the address and telephone numbers set forth on the back cover of the Supplement.

Very Truly Yours,

Georgeson Shareholder Communications Inc.

Nothing contained herein or in the enclosed documents shall constitute you the agent of the Offeror, the Information Agent, the Dealer Manager or the Depositary, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Amended Offer other than the documents enclosed herewith and the statements contained therein.

The Amended Offer is not being made to (nor will tenders of Shares be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Amended Offer would not be in compliance with the laws of such jurisdiction.